UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 10, 2012

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7201	33‑0379007
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1 AVX Boulevard
Fountain Inn, South Carolina		29644
(Address of principal executive offices)		(Zip Code)

(864) 967-2150
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 10, 2012,  AVX Corporation (“AVX”) reported that it has reached a financial settlement with respect to the EPA’s ongoing clean up of the New Bedford Superfund site in New Bedford, Massachusetts.  On April 18, 2012, the United States Environmental Protection Agency (“EPA”) issued to AVX a Unilateral Administrative Order directing AVX to perform specified harbor clean up, invoking various clean up reopeners, as described in AVX’s Annual Report on Form 10-K for the year ended March 31, 2012.

After settlement negotiations, including mediation, between the parties, the current agreement with the EPA and the Commonwealth of Massachusetts was reached whereby AVX will pay $366.25 million, plus interest, in three installments over a two-year period for use by EPA and the Commonwealth to complete clean up of the harbor, and the EPA will withdraw the Unilateral Administrative Order.

The recent agreement is contained in a Supplemental Consent Decree that modifies certain provisions of AVX’s 1992 Consent Decree, including the elimination of the governments’ right to invoke the clean up reopeners in the future.  The EPA has filed the Supplemental Consent Decree in the United States District Court for the District of Massachusetts. A 30-day public comment period is planned. The settlement requires approval by the United States District Court before becoming final.

A copy of AVX’s press release announcing the settlement, as well as a copy of the agreement and a press release issued by EPA announcing the settlement are attached to this Current Report on Form 8-K as Exhibits 99.1, 99.2 and 99.3, respectively, the contents of which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by AVX Corporation, dated October 10, 2012
99.2	Supplemental Consent Decree with Defendant AVX Corporation
99.3	Press Release issued by EPA, dated October 10, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 11, 2012

AVX CORPORATION

By:	/s/ Kurt P. Cummings

Name:	Kurt P. Cummings
Title:	Vice President,
Chief Financial Officer,
Treasurer and Secretary